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                        [LOGO] GlobalEuroNet Group, Inc.

               MEMORANDUM OF UNDERSTANDING - PROFIT PARTICIPATION

This Memorandum of Understanding ("MOU"), entered on the 1st day of April, 2000, by and between GlobalEuroNet Group Inc. ("GEN") and Andrea Mandel-Mantello ("Mandel-Mantello") sets forth the agreement terms of the parties hereto.

WHEREAS: Mandel-Mantello is a Managing Director for GEN based in London, England Responsibilities of Mandel-Mantello include territorial coverage of Italy and Israel.

WHEREAS: GEN is an investment company seeking to place investments in private companies engaged in information technology; communications; Internet business; and related products, applications and industries.

This MOU details the terms of the relationship between the parties effective as of April 1, 2000, that have been agreed in principle and make up the basis of further negotiation, agreement and execution of a definitive agreement.

        1. GEN anticipates that it will generate a 22.5% carried interest by way of profit participation. As long as Mandel-Mantello retains the position as Managing Director for GEN, a total of 1.5 points from the 22 points shall be allocated to Mandel-Mantello.


        Agreed and accepted this 20th day of July, 2000.


        By: /s/ Jay J. Matulich                 By: /s/ Andrea Mandel-Mantello
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           GlobalEuroNet Group Inc.                Advicorp Ltd.